EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
08/08/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS JULY COMPARABLE SALES UP 4.9%

Global comparable sales rose 4.9%
U.S. comparable sales rose 4.9%
Europe comparable sales rose 5.3%

OAK BROOK, IL - McDonald's Corporation announced today that global Systemwide sales for McDonald's restaurants increased 6.1% in July, or 6.0% in constant currencies. Comparable sales for McDonald’s restaurants worldwide increased 4.9%.
    McDonald's Chief Executive Officer Jim Skinner commented, "Strategic initiatives aligned with our Plan to Win are strengthening our competitive position and delivering positive results worldwide. In the U.S., we’re building momentum through ongoing initiatives that enhance our convenience and menu variety. With U.S. comparable sales up 4.9% in July, we’ve now achieved 28 consecutive months of positive performance.
    "In Europe, comparable sales rose 5.3%, primarily due to positive performance in France and Germany. Customers in both countries are responding to premium products like our Big Tasty hamburger and compelling value propositions such as our Les Petit Plaisir chicken sandwiches in France and Ein Mal Eins branded affordability platform in Germany. I am encouraged by these results; however, we know that in some markets we still have challenges to achieving consistently positive performance.
    "In Asia/Pacific, Middle East and Africa, comparable sales increased 4.1% in July led by Australia’s continued strong performance. This segment also benefited from a positive calendar shift.
    "We’ve made substantial progress since implementing our Plan to Win in early 2003. Yet there is much more to do. We will continue to take action in every aspect of our Plan to Win to further connect with customers by offering everyday value, outstanding service, compelling marketing and great menu choice in a contemporary restaurant environment."

Percent Inc/ (Dec)	Comparable Sales		Systemwide Sales
Month ended July 31,	2005	2004	As Reported	Constant Currency
McDonald’s Restaurants*	4.9	6.4	6.1	6.0
Major Segments:
U.S.	4.9	7.8	5.7	5.7
Europe	5.3	2.1	4.2	6.6
APMEA**	4.1	8.3	6.5	5.9

Year-To-Date July 31,
McDonald’s Restaurants*	3.9	8.2	7.0	5.0
Major Segments:
U.S.	5.0	10.9	5.7	5.7
Europe	1.9	3.7	7.0	3.3
APMEA**	3.5	7.3	7.7	5.0

*	Excludes non-McDonald’s brands
**	Asia/Pacific, Middle East and Africa

Definitions
•	Comparable sales represent sales at all McDonald's restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.
•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.
•	Systemwide sales include sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

Upcoming Communications
    McDonald's tentatively plans to release August sales on September 9, 2005.
    McDonald's is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. Approximately 70% of McDonald's restaurants worldwide are owned and operated by independent, local businessmen and women. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements is detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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